Exhibit 99.1

ATS Corporation to Acquire Potomac Management Group, Inc.

Monday, August 27, 2007

MCLEAN, VA – (MARKET WIRE) — August 27, 2007, McLean, VA. ATS Corporation (“ATSC”) (OTCBB:ATCT), a leading information technology company that delivers innovative technology solutions to federal, state, and local government organizations, today announced the signing of a definitive agreement to acquire Potomac Management Group, Inc. (“PMG”), a provider of maritime security consulting, program support, and information technology to the U.S. federal government.  Closing is anticipated during the third fiscal quarter ending September 30, 2007.

PMG, a privately-held company headquartered in Alexandria, Virginia, employs 180 full and part-time professionals supporting primarily the U.S. Coast Guard and the U.S. Navy.  The acquisition supports ATSC’s strategic growth plan to strengthen its relationships with Department of Homeland Security and Department of Defense customers.   With this transaction, ATSC will add key new customers who have expanding requirements and priority funding, particularly in port security initiatives.

ATSC expects PMG to generate annual revenues of approximately $13 million going forward and for the acquisition to be accretive to earnings.

ATSC Chairman, President and Chief Executive Officer Dr. Edward Bersoff stated, “We are pleased to welcome PMG’s employees and customers to ATSC.  This transaction is a key strategic step for ATSC, increasing our scale by using acquisitions to accelerate organic growth and broadening our homeland security and defense customer base.  We believe the combined operations provide complementary information technology services capabilities for the collective customer base.”

Commenting on the sale, PMG’s founder and Chief Executive Officer Dennis Garcia added, “We are excited to become a part of ATSC and believe that it will create many immediate and long-term benefits to our customers and employees.   We look forward to significant opportunities for growth together.”

About Potomac Management Group

PMG is a maritime security and safety consulting firm, providing government and commercial clients with in-depth, proven expertise and assistance on global maritime operations, regulations, and program management.  With a solid track record of success and a reputation for agile, customer-focused performance, PMG delivers practical solutions that meet client needs.  Additional information about PMG can be found at www.potomacmgmt.com

About ATS Corporation and Advanced Technology Systems, Inc.

ATS Corporation operates through its subsidiaries, Advanced Technology Systems, Inc., Reliable Integration Services, and Appix, Inc.

Advanced Technology Systems, Inc. (“ATS”) is a leading provider of systems integration and application development, IT infrastructure management and strategic IT consulting services to U.S. federal government agencies. Since its founding in 1978, ATS has been recognized for its custom software development and software integration capabilities and its deep domain expertise in federal government financial, human resource and data management systems. ATS has built and implemented over 100 mission-critical systems for clients.

ATS’ financial management software expertise assists clients preparing for the government’s increased financial accountability standards. ATS’ data management systems expertise allows clients to increase efficiency with better human resource and case management tracking capabilities, while also allowing them to organize and track information easily. Additionally, ATS’ IT outsourcing capabilities provide ATS with an opportunity to develop long-term value added partnerships with clients that allow end-users and government agencies to focus on core mission priorities, while reducing expenditures on systems management.

In addition, ATSC leverages its IT services, management consulting, and software and systems development solutions expertise into financial institutions, insurance companies and government sponsored enterprises through a wholly owned subsidiary, Appix, Inc. (“Appix”). Appix is one of the largest providers of outsourced professional services at Fannie Mae and currently serves many Fortune 500 financial services and insurance companies. Additional information about Appix may be found at www.appix.com.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  In particular, this press release contains forward-looking statements about our planned acquisition of PMG, including the timing and likelihood of closing the transaction.  Actual results of the above-described transaction may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the following: the satisfaction of the closing conditions to the agreement; the length of time required to complete, and the actual results of, due diligence activities by the parties to the agreement; our ability to successfully integrate the acquired business; our dependence on our contracts with federal government agencies for the majority of our revenue; our dependence on our GSA schedule contracts; our position as a prime contractor on government-wide acquisition contracts to grow our business; and other factors discussed from time to time in our filings with the Securities and Exchange Commission.   In addition, the forward-looking statements included in this press release represent our views as of August 27, 2007. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to August 27, 2007.

Additional information about ATSC and ATS may be found at www.atsva.com.

ATS Corporation

Company Contact:
Dr. Edward H. Bersoff
Chairman, President and Chief Executive Officer
(703) 506-0088

or

Joann O’Connell

Vice President, Investor Relations

(703) 506-0088

SOURCE: ATS Corporation